Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-30093 and 333-68359 of Gables Realty Limited Partnership on Form S-3 of our report dated March 14, 2003, except for Notes 5, 10, and 14, as to which the date is September 5, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the impact of the adoption of Statement of Financial Accounting Standards No. 144 and No. 145), appearing in this Current Report on Form 8-K of Gables Realty Limited Partnership.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
September 15, 2003